Exhibit 99.2

Netcapital Inc. Announces Inducement Grant Under Nasdaq Listing Rule 5635(c)(4)

BOSTON, MA – December 8, 2025 – Netcapital Inc. (Nasdaq: NCPL, NCPLW) (the “Company”), a digital private capital markets ecosystem, announced today the grant of an inducement restricted stock award of 1,000,000 shares of common stock (“Restricted Stock Award”) to a new employee under the Netcapital Inc. 2023 Omnibus Equity Incentive Plan (the “Plan”). The Restricted Stock Award was granted as an inducement under the Plan and related form of restricted stock award agreement in accordance with Nasdaq Listing Rule 5635(c)(4).

The 2023 Equity Incentive Plan provides for the issuance of equity awards in the form of inducement grants pursuant to Nasdaq Listing Rule 5635(c).

The Restricted Stock Award will have voting rights upon issuance and will vest, in whole or in part, on March 15, 2027, with the number of shares of restricted stock to be vested on the vesting date determined based on the Company’s revenue during the period beginning on February 1, 2026 and ending on January 31, 2027. Specifically, in the event that the revenue during the measuring period is below $900,000, none of the shares of Restricted Stock shall vest and in the event that the revenue during the measuring period is at least equal to $1,500,000, one hundred percent (100%) of the shares of Restricted Stock shall vest as of the vesting date, with pro-rata vesting for results between the minimum and maximum revenue targets.

About Netcapital Inc.

Netcapital Inc. is a fintech company with a scalable technology platform that allows private companies to raise capital online and provides private equity investment opportunities to investors. The Company’s consulting group, Netcapital Advisors, provides marketing and strategic advice and takes equity positions in select companies. The Company’s funding portal, Netcapital Funding Portal, Inc. is registered with the U.S. Securities & Exchange Commission (SEC) and is a member of the Financial Industry Regulatory Authority (FINRA), a registered national securities association. The Company’s broker-dealer, Netcapital Securities Inc., is also registered with the SEC and is a member of FINRA.

Forward Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Contact

800-460-0815

ir@netcapital.com

-1-